Exhibit 99.1

NEWS RELEASE

Threshold Pharmaceuticals Receives FDA Fast Track Designation for TH-302 for the Treatment of Previously Untreated Patients with Metastatic or Locally Advanced Unresectable Soft Tissue Sarcoma

SOUTH SAN FRANCISCO, CA – November 11, 2014 – Threshold Pharmaceuticals, Inc. (NASDAQ: THLD) today announced that the U.S. Food and Drug Administration (FDA) granted Fast Track designation for TH-302, an investigational anticancer drug, for the treatment of previously untreated patients with metastatic or locally advanced unresectable soft tissue sarcoma (STS).

The FDA established the Fast Track designation process to facilitate the development and expedite the review of drugs intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs. An important feature of Fast Track is that the FDA may consider a “rolling review” of completed sections of the New Drug Application (NDA) before the complete application is submitted.

“We are pleased that FDA has granted Fast Track status for TH-302 for the treatment of previously untreated patients with metastatic or locally advanced unresectable soft tissue sarcoma,” said Barry Selick, Ph.D., Chief Executive Officer of Threshold. “Our ongoing Phase 3 trial of TH-302 in these patients is being conducted under a Special Protocol Assessment with the FDA. If successful, the Fast Track designation may provide an added benefit of facilitating the NDA review process. Currently, we anticipate the primary analysis of overall survival of the Phase 3 trial to be conducted in the first quarter of 2016.”

About the Phase 3 Trial

Threshold is conducting this international, randomized pivotal Phase 3 clinical trial in partnership with the Sarcoma Alliance for Research through Collaboration (SARC) and under a Special Protocol Assessment (SPA) agreement with the U.S. FDA. The trial is designed to investigate the efficacy and safety of TH-302 in combination with doxorubicin, compared with doxorubicin alone, in previously untreated patients with metastatic or locally advanced unresectable STS. The primary endpoint of the trial is overall survival. Secondary endpoints include progression-free survival, overall response rate, pharmacokinetics and safety. Patients were randomized to either doxorubicin alone or to receive TH-302 300 mg/m2 administered intravenously on Days 1 and 8 with doxorubicin 75 mg/m2 on Day 1 of each 21-day cycle. After six cycles, patients with stable and/or responding disease could receive maintenance monotherapy with TH-302 according to the same dosing schedule, 300 mg/m2 Days 1 and 8 of each 21-day cycle. The trial enrolled a total of 640 patients across 81 study sites in Europe, Israel, North America and the Russian Federation.

About Soft Tissue Sarcoma

Sarcomas are a group of aggressive cancers of connective tissues of the body for which currently there are limited treatment options. STS is treated with surgery, chemotherapy and radiation. A combination of these modalities usually offers the best option for treating the disease successfully. Doxorubicin and ifosfamide are the most commonly used chemotherapeutic agents in patients with advanced STS, but response rates are generally low and toxicity can be significant. The American Cancer Society has estimated that in 2014 about 12,020 new cases of STS will be diagnosed (6,550 cases in males and 5,470 in females), and 4,740 Americans (2,550 males and 2,190 females) are expected to die from STS.1

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Exhibit 99.1

NEWS RELEASE

About TH-302

TH-302, an investigational hypoxia-activated prodrug, is designed to be activated under severe tumor hypoxic conditions, a hallmark of many cancers. Areas of low oxygen levels (hypoxia) in solid tumors are due to insufficient blood supply as a result of aberrant vasculature. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be severely hypoxic.

TH-302 is currently under evaluation in two Phase 3 trials: one in combination with doxorubicin versus doxorubicin alone in patients with locally advanced unresectable or metastatic STS, and the other in combination with gemcitabine versus gemcitabine plus placebo in patients with advanced pancreatic cancer (the MAESTRO trial). Both Phase 3 trials are being conducted under SPA agreements with the FDA. The FDA and the European Commission have granted TH-302 Orphan Drug Designation for the treatment of STS and pancreatic cancer. TH-302 is also being investigated in earlier-stage clinical trials of other solid tumors and hematological malignancies.

Threshold has a global license and co-development agreement for TH-302 with Merck KGaA, Darmstadt, Germany, which includes an option for Threshold to co-commercialize in the U.S.

About Threshold Pharmaceuticals

Threshold Pharmaceuticals, Inc. is a biotechnology company focused on the discovery and development of drugs targeting tumor hypoxia, the low oxygen condition found in the microenvironments of most solid tumors as well as the bone marrows of some patients with hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

References

1.	American Cancer Society. Sarcoma: Adult Soft Tissue Cancer. Available at: http://www.cancer.org/cancer/sarcoma-adultsofttissuecancer/detailedguide/sarcoma-adult-soft-tissue-cancer-key-statistics. Last accessed September 19, 2014.

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including all statements regarding the potential benefits of Fast Track designation for TH-302, the potential submission of a new drug application (NDA) to the FDA for TH-302 and related NDA review process, the expected timing of clinical trial results, and the potential therapeutic uses and benefits of TH-302 to treat patients with advanced STS, advanced pancreatic cancer and other cancers. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to: the ability of Threshold and Merck KGaA, Darmstadt, Germany, to enroll or complete TH-302 clinical trials, including Threshold’s ability to complete the Phase 3 clinical trial of TH-302 in patients with advanced STS in the expected timeframe or at all; the time and expense required to conduct such clinical trials and analyze data; the risk that because the timing of the top-line results of the Phase 3 clinical trial of TH-302 is driven by the number of events in the trial, which Threshold does not control, Threshold cannot predict with certainty when the top-line results will be available; issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and interpretation of efficacy results by regulatory authorities); the risk that later trials, including the Phase 3 clinical trial of TH-302 in patients with advanced STS, may not confirm the results of earlier trials; the risk that the design of, or data collected from, the Phase 3 clinical trial of TH-302 in patients with advanced STS may be inadequate to demonstrate safety and efficacy, or otherwise may be insufficient to support regulatory submissions and/or approvals, and that despite the potential benefits of a SPA agreement with the FDA, significant uncertainty remains regarding the regulatory approval process for TH-302 and that TH-302 may not receive any marketing approvals for the advanced STS indication or any other indications in a timely manner or at all; the risk that the Fast Track designation for TH-302 may not lead to a faster development or regulatory review or approval process, and it does not increase the likelihood that TH-302 will receive regulatory approval; Threshold's and Merck KGaA's (Darmstadt, Germany) dependence on single source suppliers, including the risk that these single source suppliers may be unable to meet clinical supply demands for TH-302 which could significantly delay the development of TH-302; risks related to Threshold's dependence on its collaborative relationship with Merck KGaA, Darmstadt, Germany, including its dependence on decisions by Merck KGaA, Darmstadt, Germany regarding the amount and timing of resource expenditures for the development of TH-302; and Threshold's need for and the availability of resources to develop TH-302 and to support Threshold's operations. Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which has been filed with the Securities and Exchange Commission on November 3, 2014 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We undertake no duty to update any forward-looking statement made in this news release.

Contact

Laura Hansen, Ph.D., Senior Director, Corporate Communications

Phone: 650-474-8206

E-mail: lhansen@thresholdpharm.com

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